                                                                    EXHIBIT 23.1


EXHIBIT 23.1 - CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the reference to our firm in the headnote to "Selected Consolidated Financial Data" and under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Regions Financial Corporation for the registration of $100 million in debt securities and to the incorporation by reference therein of our report dated February 4, 1994 with respect to the consolidated financial statements of Regions Financial Corporation (formerly First Alabama Bancshares, Inc.) included in its Annual Report to Stockholders which is incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.


                                               /s/ Ernst & Young

Birmingham, Alabama
June 20, 1994